The Lehigh Group Inc.
                         810 Seventh Avenue - 27th Floor
                            New York, New York 10019
                                    333-2620


October 24, 1996

Via Fax 516/626-9177

Mr. David H. Brooks, Chairman & CEO
DHB Capital Group, Inc.
11 Old Westbury Road
Old Westbury, NY  11568

Dear David:

I am writing to confirm the discussions which took place between you and me, and between your counsel Peter Landau and me, with respect to the status of the option for six million shares of Lehigh common stock which I granted to DHB Capital Group, Inc. by letter dated July 8, 1996.

In connection with the termination of the merger agreement between Lehigh and DHB, you also agreed to terminate the option. The option was granted by me in order to enhance DHB's ability to complete the merger. Given you decision to terminate the merger due to the Southwicke lawsuit, it is clear that the option no longer serves any useful purpose.

I am sorry we were unable to complete the merger transaction. I am writing this letter simply to memorialize our discussions with respect to the option, so as to clarify the status of the option.

Please be advised that I am prepared to cancel the $100,000 promissory note which DHB paid in consideration of the option; in addition, Lehigh is prepared to repay at this time the $300,000 loan which DHB extended when the letter of intent was executed. I look forward to hearing from you as to how you'd like to proceed on these matter.

Sincerely,

/S/ SALVATORE J. ZIZZA
---------------------------
    Salvatore J. Zizza

SJZ/mjt

cc:      Peter Landau, Esq. via fax 972 2219
         Ilan K. Reich, Esq. via fax 935-1787